Exhibit 10.11

November 20, 2014

PERSONAL AND CONFIDENTIAL

Jeff Butcher

[Address]

Jeff:

You have been serving as the Chief Financial Officer of CarFinance Capital LLC (the “Company”). CF Capital Holdings LLC (“CFCap Holdings”) and FC HoldCo LLC (“FC HoldCo”) are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which FC HoldCo will be merged with and into CFCap Holdings (the “Merger”), with CFCap Holdings, as may be later redesignated as FC HoldCo LLC, as the surviving company in such Merger (the “Surviving Company”). ln connection with the execution of the Merger Agreement and the transactions contemplated thereunder, the Company desires to extend this offer letter to you to address the terms of your continued employment with the Company which will take effect upon consummation of the Merger.

1.	Duties & Responsibilities.

You will report directly to the board of directors of CFCap Holdings, and following consummation of the Merger, the board of directors of the Surviving Company (the “Board”), or such other person as instructed by the Board. You shall continue to have the same duties and responsibilities assigned to you prior the date hereof (as the same may be modified by the Board). You agree to serve the Company, CFCap Holdings (and following consummation of the Merger, the Surviving Company) and each of its and their respective direct and indirect subsidiaries (collectively, the “Company Group”), faithfully and to the best of your ability and devote your full business time, attention, skill and efforts exclusively to the business and affairs of the Company Group. As used in this Agreement, the term “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

2.	Compensation.

(a) Base Salary. Effective as of consummation of the Merger, your annual base salary will be increased to $225,000 (the “Base Salary”). The Base Salary shall be subject to periodic review (which is expected to occur annually) and such periodic adjustments as the Board deems appropriate in its sole discretion. The Base Salary will be paid in accordance with the customary payroll practices of the Company in place from time to time. Your position is considered an exempt position for purposes of federal wage-hour law, and as such, you will not be eligible for overtime pay for hours actually worked in excess of 40 hours in a given week.

(b) Bonus.

(i) 2014 Bonus. So long as you are employed by the Company at the time bonuses are paid and you are in good standing, you will be paid a bonus for the calendar year 2014 of $100,000 (the “2014 Bonus”), which 2014 Bonus will be paid at the same time bonuses are customarily paid by the Company to other similarly situated employees.

(ii) 2015 Bonus. So long as you are employed by the Company at the time bonuses are paid and you are in good standing, you will be entitled to an annual bonus for the calendar year 2015 (the “2015 Bonus”). The 2015 Bonus shall not be less than the 2014 Bonus and will be paid at the same time bonuses are customarily paid by the Company to other similarly situated employees.

(iii) Bonus After 2015. For each calendar year (beginning with the calendar year 2016), you will be entitled to a discretionary bonus in an amount to be determined by the Board (in its sole discretion). To be eligible to receive any such bonus, you must be employed by the Company at the time the bonus is to be paid.

(iv) Roll-Over. Notwithstanding anything contained herein or in any other agreement or instrument to the contrary, other than in connection with a payment of bonus in connection with a termination from the Company, the Board may request that you roll up to thirty percent (30%) of the after-tax proceeds from your 2014 Bonus and any 2015 Bonus into a capital contribution to the Surviving Company or CFCap Holdings, as applicable.

(v) Cause. For purposes of this Section 2(b), the term “Cause” means any of the following involving you:

(A) a conviction or plea of guilty or nolo contendere in connection with the commission of, or the aiding and abetting in the commission of, or the confession to, a felony or a crime involving moral turpitude or dishonesty; provided, that any such conviction or plea in connection with a crime related to alcohol or illegal drugs that does not have or could not reasonably be expected to have a material and adverse impact on the members of the Company Group shall be addressed pursuant to clause (F) of this definition);

(B) the commission of any act of dishonesty, fraud, misappropriation of funds, embezzlement or breach of against, or a breach a duty of loyalty owed to, any member of the Company Group;

(C) action, or omission to act, that: (1) constitutes gross negligence or intentional misconduct with respect to any member of the Company Group; or (2) you know (or should have known) would cause any member of the Company Group to violate (x) any laws and such violation has or could reasonably be expected to have a material and adverse impact on any member of the Company Group or (y) in any material respect any written policy of any member of the Company Group adopted in respect of any such law, and in each case such violation is not cured (to the extent curable) within five (5) business days after receipt of written notice of such violation;

(D) a breach of any material term, provision or condition of this Agreement on any other agreement to which you or any member of the Company Group is a party, if such breach is not cured (if curable) within five (5) Business Days after written notice of such breach;

(E) continued failure or refusal to perform the reasonable and lawful duties assigned to you by the Board in good faith in a timely manner or taking or engaging in any action or conduct that adversely affects the integrity and reputation of any member of the Company Group of its affiliates after written notice thereof which breach continues for a period of ten (10) days after such written notice describing the breach in reasonable detail;

(F) abuse of alcohol or illegal drugs in a manner that interferes with the performance of your duties or services with any member of the Company Group, and (A) you refuse to seek professional treatment through a substance abuse rehabilitation program that is reasonably approved by the Board or (B) such abuse continues after written warning by any member of the Company Group to you; or

(G) the termination of employment for any of the reasons set forth in clause (A) through (F).

(c) New Incentive Units. In connection with, and following consummation of the Merger, you will be eligible to receive, as incentive compensation, Incentive Units of the Surviving Company (the “New ICUs”) on such terms and conditions as approved by the Board, including in respect of strike price, vesting, forfeiture and repurchase rights and transfer restrictions. You acknowledge that it is your sole responsibility, and not the Company’s, to file a timely election under Section 83(b) of the Internal Revenue Code of 1986, as amended, following the award of any New ICUs and to notify the Company of such election within 10 days of filing notice of the election.

(d) Withholding and Deductions. All payments made by the Company to you with respect to your employment (including any payments required to be made under Sections 5(b) or 6(d) hereof) will be subject to such withholding and other deductions as may be required by applicable laws.

3.	Benefits.

During the term of your employment, you will continue to be entitled to participate in any retirement, health and welfare plans, practices, policies and programs maintained by the Company (directly or through any applicable private employment organization) from time to time during the term of your employment for the benefit of its executive level employees, in each case subject to the eligibility and contribution requirements, enrollment criteria and the other terms and provisions of such plans.

4.	PEO.

You acknowledge and understand that (a) the Company has, or may engage, the services of a private employment organization (“PEO”) to provide certain services to and for the benefit of the Company, including, without limitation, payroll, benefits and other related matters and (b) in connection therewith, you shall be deemed a co-employee of both the Company and such PEO. You agree to abide by all policies and procedures relating to the Company’s relationship with any such PEO and to execute such documents and instruments as are necessary and appropriate from time to time to comply with such policies and procedures.

5.	Term; Termination.

(a) Employee “At Will”. You understand and acknowledge that you are an “at will” employee such that the Company may terminate your employment and you may resign from your employment, in each case, at any time for any reason or for no reason. Notwithstanding anything contained herein to the contrary, any determination to terminate you will be made by the Board.

(b) Consequences of Termination. Upon termination of your employment:

(i) Benefits. For any reason, your participation in any benefit plan will cease immediately or, if such participation may not be immediately terminated pursuant to applicable law or the terms of such benefit plan, then such participation will terminate at the earliest time permitted by applicable law and the terms of such benefit plan; provided, however, the Company will pay and/or provide you with any amounts or benefits that are vested amounts or vested benefits or that you or your estate, as applicable, otherwise are entitled to receive under any benefit plan on the date of expiration or termination, in accordance with the terms of such benefit plan.

(ii) Resignation. For any reason, unless otherwise provided in writing by the Company, you will be deemed to have resigned from all positions as an officer, director and/or manager of any member of the Company Group.

(iii) Base Salary. For any reason, except as expressly provided for herein, the Company will have no obligations to pay you Base Salary following termination other than, as soon as administratively feasible in accordance with the Company’s policies and practices but in no event later than sixty (60) days after the date of expiration or earlier termination, to pay you or your estate, as applicable, any Base Salary earned, but not yet paid, prior to the effective date of termination.

(iv) General Release. For any reason, as a condition precedent to the receipt of any bonus or other payments (including the severance payments in clause (v) below), other than your Base Salary up to and including your last day of employment, any accrued vacation pay up to any maximum accrual amounts according to Company policy, and reimbursement for out-of-pocket expenses incurred in the course of your duties, to be made to you in connection with your termination of employment (for any reason), you will enter into a general release of the members of the Company Group and its affiliates (in a form acceptable to the Board).

(v) Severance. Without Cause at any time prior to December 31, 2015 or as a result of your resignation or termination prior to such date arising solely from the Company’s decision to relocate your place of employment such that your daily commute is increased by at least 50 miles (other than in connection with a relocation of the Irvine, California offices for all employees), in addition to any rights under clauses (i) and (iii) above, so long as you have not breached your restrictive covenants hereunder (including, without limitation, pursuant to Section 6(d) hereof), or in any other document to which you and a member of the Company Group are parties, you shall be entitled to:

(x) payment of the 2014 Bonus as provided in Section 2(b)(i) hereof (to the extent such 2014 Bonus has not already been paid to you);

(y) payment of the 2015 Bonus as provided in Section 2(b)(ii) hereof (to the extent such 2015 Bonus has not already been paid to you); and

(y) continued payment of your Base Salary until the later of (x) six (6) months following termination of employment and (y) December 31, 2015.

Payments of amounts under (x) and (y) above shall be without regard to the requirement that you be employed by the Company at the time bonuses are paid and you are in good standing. The foregoing notwithstanding, if you are terminated without Cause at any time prior to the date on which the 2015 Bonus is paid, you shall be entitled to receive the 2015 Bonus. Except as provided in this Section 5(b), you will not be entitled to any other payments from the Company or any other Person except as otherwise expressly provided in this Agreement.

(vi) Reimbursement of Expenses. For any reasons, the Company shall reimburse you for reasonable and documented out-of-pocket expenses incurred in the course of your duties or resulting from your employment with the Company in accordance with the Company’s policies, practices, and procedures as in effect from time to time.

(c) Cooperation. Further, upon termination of your employment for any reason, you shall:

(i) cooperate with the members of the Company Group, as the Board may reasonably request, to (A) effect a transition of your responsibilities and to ensure that the Company is aware of all matters being handled by you and (B) assist with any investigation, claim or cause of action by or against a member of the Company Group that arises from circumstances for which you have relevant knowledge or information. Such cooperation includes, without limitation, acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company will reimburse you for reasonable and documented out-of-pocket expenses and compensation for your time incurred in complying with this obligation; and

(ii) return to the Company (and not keep in your possession, recreate, copy or deliver to anyone else) any and all devices, computer disks or tapes, records (in electronic and paper form), data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, and other documents and property, or reproductions of any aforementioned items, that were developed by you during the term of your employment, that constitute Confidential Information, or that otherwise belong to a member of Company Group.

(d) Survival. Notwithstanding anything contained herein or in any other agreement or instrument to the contrary, this Section 5, as well as Sections 6 and 7, shall survive termination of employment.

6.	Representations, Warranties and Covenants.

(a) Certain Representations and Covenants. As material inducement to the Company’s willingness to extend this offer, you hereby represent and warrant and covenant that:

(i) you have full power, authority and legal capacity to enter into this letter agreement and perform your obligations hereunder;

(ii) in the course of performing your obligations hereunder, you will at all times comply with all applicable laws, regulations and rules and with other policies and procedures of the members of the Company Group and any PEO, as in effect from time to time;

(iii) upon execution and delivery of this letter agreement by you and the Company, this letter agreement shall represent a valid and binding obligation on your part, enforceable in accordance with its terms;

(iv) you have all licenses, consents and permits, if any, required to perform your obligations hereunder;

(v) you are not, and during the term of this engagement, you shall not be, engaged or employed, directly or indirectly, in any other business, trade, profession or other activity which places you in a conflict of interest, or that otherwise competes, with any member of the Company Group; and

(vi) no member of the Company Group nor any other Person has provided any tax, legal, accounting or other advice in connection with your decision to enter into this Agreement or the tax treatment or nature of any equity ownership you have in any member of the Company Group and you are relying on your own advisors in connection therewith.

(b) Confidentiality. Notwithstanding anything contained to the contrary set forth in any other agreement or instrument to which you and a member of the Company Group are parties, you covenant and agree to the following:

(i) At all times prior to, during the term of your employment and thereafter, you represent that you have, and covenant and agree that you will, hold in strictest confidence and have not and will not disclose (except in the course of performing your duties) to any individual, corporation, partnership, trust, limited liability company, association or other entity (each, a “Person”) any Confidential Information (defined below) without written authorization from the Board. You have not used, and will not use, any Confidential Information at any time for your personal benefit or for the benefit of any Person other than the members of the Company Group, or in any manner adverse to the interests of the members of the Company Group.

(ii) “Confidential Information” means information that is used, developed or obtained by a member of Company Group or its affiliates in connection with its business, whether prior to or after the date hereof, that:

(A) was or is disclosed to you or to which you had or have access either directly or indirectly, intentionally or unintentionally, in writing, orally or by drawings or observation of parts or equipment, is or was created by you

(B) otherwise has or becomes known to you during the term of your employment, in each case whether or not during working hours, which information includes, without limitation, technical data, performance data, track record, trade secrets, designs, drawings, analyses, photographs, reports, flow charts, manuals, score cards, databases and know-how relating to, among other matters, research, strategies, information systems, products and product plans, services and service plans, suppliers and customers/clients and their respective preferences and specifications, prices and costs, markets, engineering, marketing, licenses, finances and budgets, business and production methods and processes, computer software and program listings, inventions, devices, technology, formulas and theories.

“Confidential Information” does not include any information that is generally known to the public at the time of disclosure or becomes generally known through no wrongful act of your or of others who were subject to confidentiality obligations.

(iii) From time to time the members of the Company Group have and will be obligated to maintain the confidentiality of information received from third parties and to use such information for limited or certain prescribed purposes only. You agree that you have held, and will hold, all such confidential or proprietary information in the strictest confidence and have not disclosed, and will not disclose, it to any Person or used or use it except as necessary in carrying out your duties and responsibilities consistent with the applicable agreement with such third party.

(iv) Notwithstanding anything to the contrary contained in this Section 6(b), you shall not be prohibited from disclosing any Confidential Information in order to comply with a subpoena, order, judgment or decree of a court or governmental or regulatory agency of competent jurisdiction (an “Order”); provided that you (A) notify the Company of such Order prior to making such disclosure, (B) take reasonable and lawful actions to avoid and/or minimize the extent of such disclosure, and (C) assist the Company, at the Company’s expense, in asserting legal challenges to or appeals of such Order.

(c) Inventions.

(i) You agree to promptly make full written disclosure to the Company and hold in trust for the sole right and benefit of the Company, and you hereby assign to the Company, all of right, title and interest throughout the world in and to any and all Company Inventions (defined below). All Company Inventions are “works made for hire” (as such term is defined in the U.S. Copyright Act of 1976, as amended) to the greatest extent permitted by applicable law for which you are compensated hereunder.

(ii) “Inventions” means original works of authorship and ideas, creations, discoveries, developments, concepts, know-how, Internet domain names, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws or protectable under common-law principles and regardless of their form or state of development. “Company Inventions” means Inventions that are conceived, developed or reduced to practice by you, alone or with others, over the term of your employment that (A) relate to the Company’s business or potential business, (B) result from tasks assigned to you by the Company, or (C) make use of the Company’s resources, facilities or materials.

(iii) You agree to keep and maintain adequate written records of all Company Inventions, which may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will at all times be available to and remain the sole property of the Company. You will not remove such records from the Company’s place of business except as expressly permitted by Company policy.

(iv) You will assist the Company, at the Company’s expense, in every way to secure throughout the world the Company’s rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company the sole and exclusive rights, title and interest in and to the Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Your obligation to execute or cause to be executed, when it is in your power to do so, any such instrument shall continue even after the termination your employment. If the Company is unable because of your mental or physical incapacity or unavailability or for any other reason to secure your signature to apply for or to pursue any application for any United States or foreign patent or copyright registrations covering Company Inventions or original works of authorship assigned to the Company as provided above, then you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of patents or copyright registrations thereon with the same legal force and effect as if originally executed by you. You hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which you now or hereafter have for infringement of any and all proprietary rights assigned to the Company hereby.

(d) Non-Competition.

(i) During the term of your employment with the Company and for a period of up to six (6) months following termination for any reason (other than in connection with a termination without Cause following the time at which you are no longer entitled to receive any severance payments pursuant to Section 5(b)(v) hereof) (the “Non-Compete Period”), you will not, directly or indirectly (other than for the benefit of a member of the Company Group), as an individual proprietor, partner, shareholder, member, equityholder, investor, officer, director, employee, consultant, independent contractor, joint venturer, investor or lender, participate in any business or enterprise which is the same as or competitive with (each, a “Competing Business”):

(x) the business which the members of the Company Group were engaging in or actively developing, or planning to engage in or actively develop (as reasonably documented by the Company and/or conveyed in written communication to you), or

(y) any other business which the members of the Company Group were actively developing or engaging in, or planning to actively develop or engage in (as reasonably documented by the Company and/or conveyed in written communication to such Employee Member), as applicable, in each case while you were employed by the Company.

(ii) The foregoing restrictions shall not prohibit your ownership of less than two percent (2%) of any class of equity securities of any corporation having a class of equity securities registered pursuant to the Securities Exchange Act which are publicly owned and regularly traded on any national securities exchange or over-the-counter market if such ownership represents a personal and purely passive investment.

(iii) Notwithstanding anything contained in this Section 6(d) to the contrary, if your employment is terminated for any reason (other than a termination without Cause for which severance payments are made pursuant to Section 5(b)(v) hereof), the Company shall continue to pay your Base Salary during the Non-Compete Period (not less than monthly); provided that upon your termination of employment for any reason (other than a termination without Cause for which severance payments are made pursuant to Section 5(b)(v) hereof), the Board may elect on notice to you at such time to reduce the Non-Compete Period to a period less than six (6) months or to waive your obligations under this Section 6(d) in their entirety; provided that if the Board so elects to reduce or waive your obligations under this Section 6(d), the Company shall only be required to continue to pay your Base Salary for the period (if any) during which the Board elects to enforce the Non-Compete Period.

(iv) Notwithstanding anything contained herein to the contrary, if and only so long as you are employed in the State of California, for the avoidance of doubt, to the extent the restrictions imposed by this Section 6(d) are not enforceable under the applicable laws of the State of California, such restrictions shall not be enforced against the other party (including any obligation to pay funds in consideration of the restriction imposed by this Section 6(d); provided, that the foregoing shall not prevent the Company from entering into a separate written agreement to enforce the restrictions set forth in this Section 6(d) with you to the extent the same would otherwise be enforceable under the laws of the State of California or any other jurisdiction in which such provisions are generally not enforceable against employees of the Company.

(e) Non-Solicitation of Customers, Vendors, etc. Except as otherwise necessary or advisable in the performance your duties, during the term of your employment with the Company and for a period of six (6) months thereafter, you shall not, directly or indirectly, on your own behalf or on behalf of any other Person:

(i) Contact or solicit any customer or potential customer of any member of the Company Group, or any Person who was a customer of a member of the Company Group at any time during the one (1) year preceding such solicitation, relating to the provision of any Competing Business;

(ii) induce or solicit any customer, subcontractor, funding source or other material business relation, or any Person who was a customer, subcontractor, funding source or other material business relation at any time during the one (1) year period preceding such solicitation, to cease doing business with any member of the Company Group, or in any way adversely interfere with the relationship between any member of the Company Group, on the one hand, and any such customer, subcontractor, funding source or other material business relation of a member of the Company Group, on the other hand;

(iii) disclose the identity of any customer, subcontractor, funding source or other material business relation of any member of the Company Group to any Person; or

(iv) attempt to do any of the foregoing, or assist, induce or encourage any other Person to do or attempt to do any activity which, were it done by you, would violate any provision of this Section 6(e).

(f) Non-Hire and Non-Solicitation of Employees. During the term of this Agreement and for a period of eighteen (18) months thereafter, you agree not to directly or indirectly, solicit, hire or in any manner encourage any employee of any member of the Company Group, or any individual who was an employee of any member of the Company Group at any time during the one (1) year period preceding such solicitation or hiring, to leave the employ of any member of the Company Group for an engagement in any capacity by another Person (other than, in each case, any solicitation, and any subsequent resulting hiring or encouragement, directed at the public in general in publications available to the public in general).

(g) Non-Disparagement. At all times during and after your employment, you agree not to take any action to:

(i) harm, disparage, defame, slander, or lead to unwanted or unfavorable publicity any member of the Company Group or otherwise take any action which could reasonably be expected to detrimentally affect the reputation, image, relationships or public view of any member of the Company Group; or

(ii) interfere with or otherwise negatively affect in any way the pursuit or consummation by any member of the Company Group of any transaction or business opportunity that is actively being engaged in or with in any way, or to your actual knowledge is otherwise being contemplated or pursued, by any member of the Company Group at the time of your termination or resignation of employment.

(h) Tolling; Survival.

(i) In the event of any breach of any obligation contained in this Section 6 by you, the running of the period of the applicable restriction shall be automatically tolled and suspended for the duration of such breach, and shall automatically recommence when such breach is remedied in order that the Company shall receive the full benefit of your compliance with each of the covenants contained in this Section 6.

(ii) The provisions of this Section 6 shall survive and remain applicable even after you cease to be employed, subject to the limits in duration of specific time periods identified, if any, for each applicable covenant or agreement.

7.	Miscellaneous.

(a) Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and regulations promulgated thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision is to be read in such a manner so that all payments made under this Agreement comply with Section 409A.

(b) Governing Law; Jurisdiction and Venue; Wavier of Jury Trial.

(i) The provisions of this Agreement and any disputes arising hereunder are governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule.

(ii) Each party to this Agreement:

(A) irrevocably and unconditionally submits to the exclusive jurisdiction of the state courts of New York or Orange County, California and to the jurisdiction of the United States District Court for the Southern District of New York or Central District of California (“Permitted Jurisdictions”) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement;

(B) shall not commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Permitted Jurisdictions;

(C) waives, and shall not assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that such party is not subject personally to the jurisdiction of the Permitted Jurisdictions, that such party’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court;

(D) shall bear its own costs in respect of any disputes arising under this Agreement; and

(E) consents to personal jurisdiction for any equitable action sought in the Permitted Jurisdictions having subject matter jurisdiction.

(iii) Each party hereto agrees to waive, to the fullest extent permitted by law, the right to trial by jury in any action, proceeding or counterclaim, whether in contract, tort or otherwise, relating to this Agreement or the employment hereunder.

(c) Entire Agreement; Amendments; Conflict. This Agreement constitutes the entire understanding between the Company and you with respect to the subject matter hereof and supersedes that certain letter agreement dated March 21, 2011 between you and the Company. This Agreement may be amended, and the observance of any provision of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively), only upon the written consent of the Company and you. To the extent there is any conflict between any provision of this Agreement and any other agreement or instrument to which you and any other member of the Company Group are parties, the terms of this Agreement shall control.

(d) Delays or Omissions; Waiver; Cumulative Remedies. No delay or omission to exercise any right, power, or remedy accruing to any party to this Agreement, upon any breach or default of any other party to this Agreement, will impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor will it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, whether under this Agreement or otherwise afforded to any party by law, are cumulative and not alternative, and the use of any one remedy by a party will not preclude or waive its right to use any other remedy.

(e) Severability. In case any one or more of the provisions of this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision will be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law and still be consistent with the intentions of the parties hereto.

(f) Binding Effect; Successor or Assigns; Assignment. This Agreement inures to the benefit of the Company Group and the respective successors and assigns of each member of the Company Group and is binding upon the Company and its successors and assigns. This Agreement also inures to the benefit of and is binding upon you and your heirs, administrators, executors and assigns. You shall not assign your duties or responsibilities under this Agreement (in whole or in part).

(g) Counterparts; Facsimile or PDF. This Agreement may be executed and delivered by facsimile or portable document format (.pdf) and in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) Joint Drafting. In recognition of the fact that the parties hereto had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable. If any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against any party.

(i) Injunctive Relief; Cumulative Remedies. If you breach or threaten to breach any of the provisions of this Agreement, the Company would suffer immediate and irreparable harm for which monetary damages may be an inadequate remedy. Accordingly, the Company shall have the right to temporary, preliminary and permanent injunctive relief in addition to, and not instead of, any other remedies that may be available at law or in equity, including, without limitation, the right to the payment of the fees and expenses of the Company’s attorneys and experts and any court costs incurred as a result of any suit, arbitration, or mediation arising out of such breach. All remedies, whether under this Agreement or otherwise afforded to any party by law, are cumulative and not alternative, and the use of any one remedy by a party will not preclude or waive its right to use any other remedy.

(j) Indemnification. You hereby agree to indemnify the Company and its direct and indirect directors, managers, members, shareholders, investors, partners, financing sources, officers, employees and agents from any losses, damages, liabilities, costs and expenses of any type or nature whatsoever (including reasonable attorneys’ fees) arising out or related to any claim made by a third party (including any former employer), arising from or related to a breach of any of the representations or warranties or covenants made in this Agreement.

(k) KNOWING AND VOLUNTARY; ADVICE OF COUNSEL. YOU ACKNOWLEDGE THAT YOU ARE EXECUTING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE FROM THE COMPANY OR ANY OTHER PERSON. YOU ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, YOU HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAVE READ AND UNDERSTAND ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

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Please confirm your acceptance of, and agreement with, the foregoing by signing one copy of this Agreement and returning the same (by mail, by facsimile transmission, or by any other form of delivery) to us. If we do not receive a signed and dated copy of such documents from you by 5:00p.m. (PDT time) on the business date following finalization of the terms of this Agreement, the offer herein will be void and of no further force and effect.

Very truly yours, CARFINANCE CAPITAL LLC

By:	/s/ Andrew Dym
Name:	Andrew Dym
Title:	Director

Accepted and agreed to:

By:	/s/ Jeff Butcher
Jeff Butcher